UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 10, 2005 (May 10, 2005)

National Health Realty, Inc.
(Exact name of Registrant as specified in its charter)

Maryland
(State or Other Jurisdiction of Incorporation)

001-13487	52-2059888
(Commission File No.)	(IRS Employer
Identification Number)

100 Vine Street, Suite 1402
Murfreesboro, TN 37130
(Address of principal executive offices, including zip code)

(615) 890-2020
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 2.02. Results of Operations and Financial Condition.

On May 10,2005, National Health Realty, Inc. issued a press release announcing its 2005 first quarter results. A copy of the press release is filed as Exhibit 99 to this Current Report on Form 8-K and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Health Realty, Inc.

By:/s/ Robert G. Adams
Name: Robert G. Adams
Title: President

Date: May 10, 2005

Exhibit Index

Number	Exhibit
99	Press release, dated May 10, 2005

Exhibit 99

For Release: May 10, 2005

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-9100 ext. 1405

NHR reports first quarter income

MURFREESBORO, Tenn. -- National Health Realty, Inc., (AMEX: NHR) a long-term health care real estate investment trust, announced net income for the quarter ended March 31 of $2,783,000 compared to $3,104,000 last year.

For the three months ended March 31, net income per share was 29 cents basic and 28 cents diluted compared to 32 cents, basic and diluted, for the first quarter last year. Basic and diluted funds from operations were 42 cents per share compared to 46 cents and 45 cents per share, basic and diluted, last year. Revenues for the quarter totaled $4,900,000 compared to $5,410,000 last year.

The results of the prior year first quarter include interest income of approximately $502,000 on $30,384,000 of 10.25% mortgage notes receivable which were repaid to us on February 27, 2004. The first quarter results last year also include interest expense of approximately $163,000 on debt of $31,175,000 which we prepaid in February, 2004. Accordingly, net income decreased by $339,000, compared to the prior year due to the prepayment.

NHR owns the real property of 16 skilled nursing facilities, six assisted living centers and one retirement center. NHR also owns first and second mortgage notes totaling $13.5 million. These notes are secured by operating skilled nursing facilities and other health care properties. The company trades on the American Stock Exchange with the symbol NHR.

Statements in this press release that are not historical facts are forward looking statements. NHR cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHR's best judgment as of the date of this release.

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Page 2 NHR earnings

Condensed Statements of Income
(in thousands except share and per share amounts)	Three Months Ended March 31
	2005	2004
Revenues:
Rental income	$4,307	$4,340
Mortgage interest income	593	1,070
	4,900	5,410
Expenses:
Interest	164	328
Depreciation of real estate	1,468	1,491
Amortization of loan costs	---	8
General and administrative	266	189
	1,898	2,016

Income before minority interest in consolidated
consolidated subsidiaries and
non-operating income	3,002	3,394

Non-operating Income (investment &
interest income)	123	102

Minority interest in consolidated subsidiaries	(342)	(392)

Net Income	$2,783	$3,104

Net income per common share:
Basic	$.29	$.32
Diluted	$.28	$.32

Funds from operations:
Basic	$4,090	$4,425
Diluted	$4,090	$4,425

Funds from operations per share:
Basic	$.42	$.46
Diluted	$.42	$.45

Weighted average common share:
Basic	9,712,655	9,590,588
Diluted	9,774,491	9,814,093

Common dividends declared	$.3325	$.3325

Balance Sheet Data	March 31	Dec. 31
(in thousands)	2005	2004
Real estate properties, net	$119,458	$120,926
Mortgages receivable	13,457	13,553
Long-term debt	15,725	16,150
Stockholders' equity	114,205	113,998

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Page 3 NHR earnings

Reconciliation of Funds From Operations (1)

The following table reconciles net income applicable to common stockholders to funds from operations applicable to common stockholders:

Three Months Ended
March 31
	2005	2004
(in thousands)
Net income applicable to common stockholders'	$2,783	$3,104
Adjustments:
Real estate depreciation	1,468	1,491
Minority interest in NHR/OP, L.P. share of add back for
real estate related depreciation	(161)	(170)
Funds from operations applicable to common stockholders	$4,090	$4,425

Basic funds from operations per share	$.42	$.46
Diluted funds from operations per share	$.42	$.45

Weighted average shares:
Basic	9,712,655	9,590,588
Diluted	9,774,491	9,814,093

(1)We believe that funds from operations is an important supplemental measure of operating performance. We, therefore, disclose funds from operations, although it is a measurement that is not defined by accounting principles generally accepted in the United States. We generally use the National Association of Real Estate Investment Trusts (NAREIT) measure of funds from operations. We define funds from operations as income before extraordinary items adjusted for certain non-cash items, primarily real estate depreciation, less gains/losses on sales of facilities. Our measure may not be comparable to similarly titled measures used by other REITs. Consequently, our funds from operations may not provide a meaningful measure of our performance as compared to that of other REITs. Funds from operations does not represent cash generated from operating activities as defined by accounting principles generally accepted in the United States (funds from operations does not include changes in operating assets and liabilities) and, therefore, should not be considered as an alternative to net income as the primary indicator of operating performance or to cash flow as a measure of liquidity.

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Page 4 NHR earnings

National Health Realty, Inc. Portfolio Summary March 31, 2005

Portfolio Statistics	Investment
	Properties	Investment	Percentage
Equity Ownership	23	$ 119,458,000	90%
Mortgage Loan Receivables	5	13,457,000	10%
Total Real Estate Portfolio	28	$ 132,915,000	100%

Equity Ownership	Properties	Beds	Investments
Nursing Homes	16	1,908	$ 72,811,000
Assisted Living	6	488	32,119,000
Retirement Homes	1	58	14,528,000
	23	2,454	$ 119,458,000

Mortgage Loan Receivables	Properties	Beds	Investment
Nursing Homes	5	714	$ 13,457,000

Summary of Facilities By Type:
		Percentage of	Total
	Properties	Total Dollars	Dollars
Nursing Homes	21	64.90%	$ 86,268,000
Assisted Living	6	24.17%	32,119,000
Retirement Homes	1	10.93%	14,528,000
	28	100.00%	$ 132,915,000

Summary of Facilities By State:
						Percent
			Asst.	Retire-	Investment	Total
		LTC	Living	ment	Amount	Portfolio
1	Florida	8	3		59,312,000	44.62%
2	Tennessee	2	2	1	34,686,000	26.10%
3	South Carolina	7			28,934,000	21.77%
4	Indiana	3			3,874,000	2.91%
5	Alabama		1		3,634,000	2.73%
6	Missouri	1			2,475,000	1.86%
		21	6	1	132,915,000	100.00%